As filed with the Securities and Exchange Commission on May 29, 1998 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              ELTRAX SYSTEMS, INC.
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)

               MINNESOTA                                 41-1484525
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                                 ---------------

                               WILLIAM P. O'REILLY
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           2000 TOWN CENTER, SUITE 690
                              SOUTHFIELD, MI 48075
                                 (248) 358-1699
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 ---------------

                        Copies of all correspondence to:
                             JEFFREY L. FORMAN, ESQ.
                        JAFFE, RAITT, HEUER & WEISS, P.C.
                               ONE WOODWARD AVENUE
                                   SUITE 2400
                             DETROIT, MICHIGAN 48226

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                ---------------


                                          CALCULATION OF REGISTRATION FEE
------------------------------------ -------------------------------------------------------------------------------

                                         Amount to be            Proposed Maximum              Amount of
Title of Each Class of Securities         Registered       Aggregate Offering Price (1)     Registration Fee
------------------------------------ -------------------------------------------------------------------------------
Common Stock, $.01 par value         3,271,667 shares             $23,208,388                  $6,847
------------------------------------ -------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Registrant's common stock on May 27, 1998 on the NASDAQ SmallCap Market.

                       ----------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAD BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                          PROSPECTUS DATED MAY 29, 1998


PROSPECTUS

                                3,271,667 SHARES

                              ELTRAX SYSTEMS, INC.

                                  COMMON STOCK


     This Prospectus relates to 3,271,667 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Eltrax Systems, Inc., a Minnesota corporation (the "Company"). The Shares are held by, or may be issued in the future to, certain shareholders and warrant holders (collectively, the "Selling Shareholders"). See "Selling Shareholders."

     The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. Other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents, all expenses incurred in connection with this offering are being borne by the Company.

     The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in over-the-counter market transactions (which may include block transactions) on the NASDAQ SmallCap Market System at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Common Stock is listed on the NASDAQ SmallCap Market System under the symbol "ELTX". On May 27, 1998, the last reported sale price of the Common Stock on the NASDAQ SmallCap Market System was $7.00 per share.

      SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN
                        INVESTMENT IN THE SHARES.

                    ----------------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY IS A
                            CRIMINAL OFFENSE.

                    ----------------------------------

               The date of this Prospectus is May 29, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy information and statements, and other information regarding registrants that file electronically with the Commission. The Web site address is http://www.sec.gov. The Company files electronically. In addition, the Company's Common Stock is listed on the NASDAQ SmallCap Market System and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act" or "Securities Act of 1933"), with respect to the Shares offered hereby. This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference.

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, filed with the Commission on March 27, 1998 and amended by Amendment No. 1 on Form 10-KSB/A filed with the Commission on April 17, 1998.

         2. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-22190).

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 12, 1998.

     All documents that are filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to termination of the offering to which this Prospectus relates, are incorporated by reference into this Prospectus, and they shall be considered part hereof from the date of filing of such document.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Nicholas J. Pyett, the Company's Chief Financial Officer, at 2000 Town Center, Suite 690, Southfield, MI 48075, telephone number (248) 358-1699.

     AS USED HEREIN, THE TERM "COMPANY" INCLUDES ELTRAX SYSTEMS, INC., A MINNESOTA CORPORATION, AND ONE OR MORE OF ITS SUBSIDIARIES.

                                   THE COMPANY

     Eltrax Systems, Inc. (the "Company" or "Eltrax"), is a nationwide managed network services company, providing communications products and services for enterprise wide networks. Eltrax designs and installs networking systems for corporate and government customers. The Company also provides monitoring, management, and maintenance services to support enterprise networks. Eltrax has acquired several independent companies over the last two years, and these acquisitions now comprise Eltrax's national network of regional operations.

     The Company headquarters is located at 2000 Town Center, Suite 690, Southfield, MI 48075, and its telephone number is (248) 358-1699. The Company maintains a worldwide web address at www.eltrax.com.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

     HISTORY OF LOSSES; UNCERTAIN PROFITABILITY PROSPECTS. The Company has a history of net losses, including a loss of $11,332,000 in 1997. As of March 31, 1998, the Company had an accumulated deficit of approximately $17,500,000. The ability of the Company to achieve profitability will depend upon several factors, including: the efficient consolidation of the recently acquired businesses and of future acquisitions; the ability to achieve sufficient levels of product sales and profit margins and Network Management Services sales and profit margins; and the ability to control operating costs and other expenses. There can be no assurance that the Company will achieve profitability during the current fiscal year or at any time in the near future.

     INTEGRATION OF ACQUISITIONS; MANAGEMENT OF EXPANDING OPERATIONS. During the last two years, the Company has merged with or acquired seven network products and services companies, and its annual revenue run rate has increased from just over $1 million to the current annual revenue run rate of over $50 million. The Company intends to continue its rapid growth through future acquisitions and through internal growth. This rapid growth has placed, and will continue to place, a significant strain on the Company's administrative, operational, and financial resources and on the Company's systems and controls. Management has expended, and expects to continue to expend, significant time and effort in integrating the operations of its acquisitions into the Company.

     There can be no assurance that the Company's current systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. If the Company is unable to manage growth effectively, customer confidence could erode and demand for the Company's products and services could deteriorate, which could materially and adversely affect the Company's business and operating results.

     FUTURE ACQUISITIONS. The Company continues to pursue acquisitions of complementary businesses. Future acquisitions by the Company could result in additional debt and amortization expenses that may adversely affect the Company's balance sheet and profitability. Acquisitions also involve numerous other risks, including difficulties in integrating the operations of new businesses into the Company, the potential loss of key employees of the acquired business, and the risk that acquisitions do not continue to perform at their historical levels. No assurance can be given as to the effect of any future acquisition on the Company's business or operating results.

     NETWORK MANAGEMENT SERVICES. During the first quarter of 1998, the Company began offering network management services on a nationwide basis. This effort is part of the Company's long-term strategic plan, and represents an extension of the Company's current service offerings. This effort has required capital expenditures and expenditures for management, sales, and marketing personnel, and technical resources. The success of this new line of business depends upon the Company's ability to successfully market and deliver these services. While the Company believes that these investments will yield a return in the near future, there can be no assurance of this result.

     DEPENDENCE ON SENIOR MANAGEMENT AND KEY EMPLOYEES. The Company is dependent upon the performance of its executive officers and other key personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company's future success will also depend in part upon its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for such personnel in the data communications industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of any of the Company's key management or the inability to hire or retain qualified personnel could have a material adverse effect on the Company.

     COMPETITION. Competition in the data communications industry is intense and is expected to increase. The Company's current competitors include many which have longer operating histories and significantly greater financial, technical, research, marketing, sales, distribution and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. Many also have long-standing customer relationships with large enterprises that are part of the Company's target market and these relationships may make it more difficult to complete sales of the Company's products to these enterprises. The Company expects increased competition, particularly in the networking market. Increased competition could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully in the future.

     GENERAL ECONOMIC CONDITIONS. Demand for the Company's products and services depends, in large part, on the overall demand for communications and networking products, which may be effected by industry capital spending levels and general economic conditions, including interest rate fluctuations, economic recessions and customer business cycles. There can be no assurance that the Company will not experience a decline in demand for its products and services due to general economic conditions. Any such decline could have an adverse effect on the Company's business, operating results and financial condition.

     NEED FOR ADDITIONAL CAPITAL. The Company has developed a strategy to grow through additional acquisitions. While the Company believes it will continue to structure the payment of the purchase price of the majority of its acquisitions with stock, the Company anticipates that cash may be required to achieve this goal. The Company believes it has adequate access to funding sources for its acquisitions in the short term, however, there can be no assurances that cash will be available at acceptable levels when required.

     ADVERSE EFFECT ON PRICE OF SHARES AVAILABLE FOR FUTURE SALE. Sales of a substantial number of shares of the Company's common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares. The Company's officers and directors and former shareholders of the Company's acquisitions hold approximately 4.5 million shares of common stock and warrants to purchase approximately 875,000 shares of the common stock (1,275,000 shares of which are being registered for sale pursuant to this Prospectus). These shares may be sold pursuant to registration rights granted to the holders thereof in certain instances or pursuant to Rule 144 promulgated by the Commission pursuant to the Securities Act of 1933. No prediction can be made regarding the effect that future sales will have on the market price of the Company's common stock.

     LACK OF DIVIDENDS. The Company has not paid dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain any earnings to finance the development of its business. There can be no assurance that the Company will ever pay cash dividends.

                              SELLING SHAREHOLDERS

     Each of the Selling Shareholders is an owner of shares of Common Stock ("Shares") and Warrant(s), pursuant to which Shares will be acquired ("Warrant Shares"). The following table sets forth specified information regarding the Selling Shareholders and the Shares, Warrants, and Warrant Shares beneficially owned by them:

                                                                                        Shares Beneficially
                                                                                        Owned After
                                                                                        Completion
                                    Shares                                              of the Offering
                                    Beneficially Owned        Number of Shares          ---------------
Selling Shareholders                Prior to the Offering(1)  Being Offered             Number(2)  Percentage(3)
--------------------                -----------------------   ----------------          --------   ------------
Douglas R. Aldridge                         25,000(4)                 25,000(5)                   0            (6)

Edward C. Barrett                          422,623(7)                 25,000                397,623        3.7%

Broadland Capital
Partners L.P.                              196,667(8)                166,667(9)              30,000            (6)

Christopher C. Demetree                    150,000(10)               150,000(11)                  0            (6)

Elisa A. Demetree                           50,000(12)                50,000(13)                  0            (6)

J. C. Demetree, Jr.                        207,500(14)               187,500(15)             20,000            (6)

Mark Demetree                              187,500(16)               187,500(17)                  0            (6)

David C. Drysdale                          100,000(18)               100,000(19)                  0            (6)

-----------------------
1 Based upon questionnaires received from the Selling Shareholders in connection with the preparation of the Registration Statement on Form S-3, of which this Prospectus is a part, showing beneficial ownership as of May 1, 1998. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.
2 Assumes that all Shares being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any Shares.
3 Based upon 10,856,771 shares of Common Stock outstanding as of May 8, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998, and rounded to the nearest one-tenth of one percent.
4  Includes a Warrant to purchase 12,500 Warrant Shares.
5  12,500 Shares and 12,500 Warrant Shares.
6  Less than one percent (1%).
7  Includes options to acquire 4,500 Shares.
8  Includes Warrants to purchase 186,667 Warrant Shares.
9  166,667 Warrant Shares.
10 Includes a Warrant to purchase 75,000 Warrant Shares.
11 75,000 Shares and 75,000 Warrant Shares.
12 Includes a Warrant to purchase 25,000 Warrant Shares.
13 25,000 Shares and 25,000 Warrant Shares.
14 Includes a Warrant to purchase 100,000 Warrant Shares.
15 87,500 Shares and 100,000 Warrant Shares.
16 Includes a Warrant to purchase 100,000 Warrant Shares.
17 87,500 Shares and 100,000 Warrant Shares.
18 Includes a Warrant to purchase 50,000 Warrant Shares.
19 50,000 Shares and 50,000 Warrant Shares.

                                                                                        Shares Beneficially
                                                                                        Owned After
                                                                                        Completion
                                    Shares                                              of the Offering
                                    Beneficially Owned        Number of Shares          ---------------
Selling Shareholders                Prior to the Offering(1)  Being Offered             Number(2)  Percentage(3)
--------------------                -----------------------   ----------------          --------   ------------
R. Neale Fisher                              3,566(20)                 2,500(21)              1,066            (6)

Virginia A. Fisher                           3,566(22)                 2,500(23)              1,066            (6)

Nanci Wolf Freedman                        185,000(24)               100,000(25)             85,000            (6)

Mark A. Gergel                              26,000(26)                25,000(27)              1,000            (6)

Richard Greene                              75,000(28)                75,000(29)                  0            (6)

Investors Equity, Inc.                      69,663(30)                37,500(31)             32,163            (6)

Margaret Chapman Jackson                   108,000(32)               100,000(33)              8,000            (6)

Kanawha Insurance Co.                       50,000(34)                50,000(35)                  0            (6)

Lancaster & Chester
Railway Company                            270,000(36)               250,000(37)             20,000            (6)

Clunet R. Lewis                            437,053(38)               285,714(39)            151,339        1.4%

William P. O'Reilly                      1,433,266(40)               628,572(41)            804,694        7.4%

I.L. O'Sullivan, Jr.                        50,000(42)                50,000(43)                  0            (6)

--------------------------------
20 Includes a Warrant to purchase 1,250 Warrant Shares.
21 1,250 Shares and 1,250 Warrant Shares.
22 Includes a Warrant to purchase 1,250 Warrant Shares.
23 1,250 Shares and 1,250 Warrant Shares.
24 Includes a Warrant to purchase 50,000 Warrant Shares.
25 50,000 Shares and 50,000 Warrant Shares.
26 Includes a Warrant to purchase 12,500 Warrant Shares and 1,000 Shares F/B/O children.
27 12,500 Shares and 12,500 Warrant Shares.
28 Includes a Warrant to purchase 37,500 Warrant Shares.
29 37,500 Shares and 37,500 Warrant Shares.
30 Includes a Warrant to purchase 18,750 Warrant Shares. Mr. Robert W. Fisher is a principal in Investors, Equity, Inc. and is also a principal in Webbmont Holdings, L.P. (see footnote 56)
31 18,750 Shares and 18,750 Warrant Shares.
32 Includes a Warrant to purchase 50,000 Warrant Shares and 1,000 Shares F/B/O a minor child.
33 50,000 Shares and 50,000 Warrant Shares.
34 Includes a Warrant to purchase 25,000 Warrant Shares.
35 25,000 Shares and 25,000 Warrant Shares.
36 Includes a Warrant to purchase 125,000 Warrant Shares.
37 125,000 Shares and 125,000 Warrant Shares.
38 Includes Warrants to purchase 142,857 Warrant Shares and options to purchase 135,500 Shares.
39 142,857 Shares and 142,857 Warrant Shares.
40 Includes Warrants to purchase 314,286 Warrant Shares, a Warrant to purchase 100,000 Warrant Shares owned by The William P. O'Reilly TTEE 1997 Charitable Remainder Unitrust UAD 2/17/97 (see footnote 58); and options to purchase 235,500 Shares.
41 314,286 Shares and 314,286 Warrant Shares.
42 Includes a Warrant to purchase 25,000 Warrant Shares.
43 25,000 Shares and 25,000 Warrant Shares.

                                                                                        Shares Beneficially
                                                                                        Owned After
                                                                                        Completion
                                    Shares                                              of the Offering
                                    Beneficially Owned        Number of Shares          ---------------
Selling Shareholders                Prior to the Offering(1)  Being Offered             Number(2)  Percentage(3)
--------------------                -----------------------   ----------------          --------   ------------

Morgan Q. & Cynthia Payne                  317,147(44)               100,000(45)            217,147        2.0%

Raville 1994 Family
Limited Partnership                         50,000(46)                50,000(47)                  0            (6)

John D. Soffe                              100,000(48)               100,000(49)                  0            (6)

David W. Spatz                             135,474                     5,000                130,474        1.2%

Sterne Agee Investors No. 1                 75,000(50)                75,000(51)                  0            (6)

Richard H. Stewart                          64,850(52)                50,000(53)             14,850            (6)

Mack V. Traynor, III                       500,000(54)                85,714(55)            414,286        3.8%

Webbmont Holdings, L.P.                    250,750(56)               107,500(57)            143,250        1.3%

William P. O'Reilly TTEE
1997 Charitable Remainder
Unitrust UAD 2/17/97                       200,000(58)               200,000(59)                  0            (6)

     Based upon questionnaires received from the Selling Shareholders in connection with the preparation of the Registration Statement on Form S-3, of which this Prospectus is a part, the Selling Shareholders had the following relationships with the Company during the past three (3) years:

EDWARD C. BARRETT: Mr. Barrett has been the Company's Executive Vice President and Chief Operating Officer since February 9, 1998. Mr. Barrett was the President of the Company's Hi-Tech Connections, Inc. subsidiary from its acquisition by the Company in August 1997 until the end of 1997. Prior to the acquisition of Hi-Tech by the Company, Mr. Barrett was the President, a director, and a principal shareholder of Hi-Tech.

CLUNET R. LEWIS: Mr. Lewis has served as a director of the Company since 1995 and as Secretary and General Counsel of the Company since April 1997. From September 1996 to March 1997, Mr. Lewis served

--------------------------
44 Includes a Warrant to purchase 50,000 Warrant Shares; warrants to purchase 186,667 Shares that are owned by Broadland Capital Partners L.P., 166,667 of which are part of this offering (see footnote 8); 100 shares of Common Stock owned by Mr. Payne C/F Jennifer Payne; 10,000 Shares owned by Broadland Capital Partners, L.P; and 900 shares of Common Stock owned by Broadland Capital, Inc. 45 Includes 50,000 Shares and 50,000 Warrant Shares.
46 Includes a Warrant to purchase 25,000 Warrant Shares. Mr. Stephen E. Raville, who is the general partner of the Raville 1994 Family Limited Partnership and is a director of the Company, also owns 50,000 Shares and options to purchase 35,000 Shares, individually, which are not included in this number.
47 25,000 Shares and 25,000 Warrant Shares.
48 Includes a Warrant to purchase 50,000 Warrant Shares.
49 50,000 Shares and 50,000 Warrant Shares.
50 Includes a Warrant to purchase 37,500 Warrant Shares.
51 37,500 Shares and 37,500 Warrant Shares.
52 Includes a Warrant to purchase 25,000 Warrant Shares.
53 25,000 Shares and 25,000 Warrant Shares.
54 Includes Warrants to purchase 42,857 Warrant Shares and options to purchase 278,447 Shares.
55 42,857 Shares and 42,857 Warrant Shares.
56 Includes a Warrant to purchase 53,750 Warrant Shares.
57 53,750 Shares and 53,750 Warrant Shares.
58 Includes a Warrant to purchase 100,000 Warrant Shares.
59 100,000 Shares and 100,000 Warrant Shares.

as Acting Chief Financial Officer of the Company. Mr. Lewis was a consultant to the Company from June 1996 until April 1997, at which time he became an employee of the Company.

MORGAN Q. PAYNE: Mr. Payne has acted as a consultant to the Company continuously since February 9, 1996.

WILLIAM P. O'REILLY: Mr. O'Reilly has served as a director and Chairman of the Board of the Company since 1995 and as Chief Executive Officer of the Company since January 1997. Mr. O'Reilly was a consultant to the Company from June 1996 until April 1997, at which time he became an employee of the Company.

RAVILLE 1994 FAMILY LIMITED PARTNERSHIP: Stephen E. Raville, the general partner of The Raville 1994 Family Limited Partnership, has served as a director of the Company since October 1997.

MACK V. TRAYNOR: Mr. Traynor has served as a director of the Company since 1995. Mr. Traynor also served as the Chief Executive Officer of the Company from August 1995 to January 1997, President of the Company from August 1995 to September 1997, and Chief Financial Officer of the Company from September 1995 to May 1996.

     Except as specifically set forth above, none of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates, within the past three years.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds of any sale by the Selling Shareholders. However, each Selling Shareholder has notified the Company that it will exercise its Warrants to acquire the Warrant Shares. The exercise of such Warrants will result in net cash proceeds to the Company of approximately $6,500,000. These funds will be used to pay down the Company's credit line (the balance of which was approximately $4,712,000 as of May 28, 1998), with the remainder being used for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold by the Selling Shareholders or, subject to applicable law, by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

     The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. The Sellers may pay usual and customary commissions. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

     A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

     Other than any commissions or discounts paid or allowed by the Sellers to underwriters, dealers, brokers or agents, all expenses incurred in connection with this offering are being borne by the Company.

     Pursuant to the registration rights granted to the Selling Shareholders in connection with the issuance of the Shares and or stock warrants to acquire the Warrant Shares, the Company has agreed to indemnify the Selling Shareholders against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

     Jaffe, Raitt, Heuer & Weiss, Professional Corporation, of Detroit, Michigan will pass on the legality of the Shares for the Company.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996, and the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997 and the nine months ended December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

=======================================     ========================================
     No dealer, salesperson or other
individual has been authorized to give
any information or to make any                          3,271,667 SHARES
representations not contained or
incorporated by reference in this
Prospectus in connection with any
offering to be made by the
Prospectus. If given or made, such
information or representations must not
be relied upon as having been
authorized by the Company. This
Prospectus does not constitute an
offer to sell, or a solicitation of an
offer to buy, the Securities, in any
jurisdiction where, or to any person
to whom, it is unlawful to make such
offer or solicitation. Neither the
delivery of this Prospectus nor
any offer or sale made hereunder shall,                  ELTRAX SYSTEMS, INC.
under any circumstance, create an
implication that there has been no
change in the facts set forth in this
Prospectus or in the affairs of the
Company since the date hereof.


                     TABLE OF CONTENTS                      COMMON STOCK

                        PROSPECTUS                          ------------

                                                             PROSPECTUS
                                       Page
                                                            ------------
Available Information.....................2
Incorporation of Certain Documents by
         Reference........................2
The Company...............................2
Risk Factors..............................3
Selling Shareholders......................5
Use of Proceeds...........................8
Plan of Distribution......................8
Legal Matters.............................9
Experts...................................9


=======================================     ========================================

                                                                     May 29, 1998

                                       -10-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee........................................$ 6,847
         Legal Fees and Expenses.................................  2,000
         Accounting Fees and Expenses............................  4,000
         Miscellaneous...........................................  1,000
                                                                 -------
         Total...................................................$13,847
                                                                 -------
                                                                 -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of the Company's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

         Article IV of the Company's restated Articles of Incorporation gives the Company the power and authority to provide indemnification to officers, directors, employees and agents of the Company to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of
Section 302A.531 of the MBCA for a complete statement of such indemnification rights.

         Article VII of the Company's Restated Bylaws provides that the Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

         The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

ITEM 16. EXHIBITS

  EXHIBIT NO.  DESCRIPTION


          4.1 Form of Common Stock Certificate (Incorporated by reference from Exhibit 4.1 of the Company's Registration Statement on
               Form S-18, File No. 33-51456)

          5.1  Opinion of Jaffe, Raitt, Heuer & Weiss, Professional
               Corporation, as to legality of securities

         23.1  Consent of Coopers & Lybrand L.L.P., independent accountants

         23.2  Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
               (included in Exhibit 5.1)

         24.1 Power of Attorney (included on the signature page of this registration statement)

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered, which remain, unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on May 27, 1998.


                               ELTRAX SYSTEMS, INC.,
                               A Minnesota corporation


                               By:   /s/ William P. O'Reilly
                                  --------------------------------------------
                                     William P. O'Reilly, Chairman of the Board
                                     and Chief Executive Officer



     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Eltrax Systems, Inc. hereby constitutes and appoints William P. O'Reilly and Clunet R. Lewis, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                 NAME                             TITLE                                  DATE
    /s/ William P. O'Reilly           Chief Executive Officer, Chairman of            May 27, 1998
 ---------------------------------    the Board of Directors, and Director
        William P. O'Reilly           (principal executive officer)


    /s/ Clunet R. Lewis               Director                                        May 27, 1998
 ---------------------------------
        Clunet R. Lewis


    /s/ James C. Barnard              Director                                        May 27, 1998
 ---------------------------------
        James C. Barnard


    /s/ Patrick J. Dirk               Director                                        May 27, 1998
 ---------------------------------
        Patrick J. Dirk


    /s/ Stephen E. Raville            Director                                        May 27, 1998
 ---------------------------------
        Stephen E. Raville


    /s/ Mack V. Traynor, III          Director                                        May 27, 1998
 ---------------------------------
        Mack V. Traynor, III


                 NAME                             TITLE                                  DATE


                                      Director                                        May   , 1998
 ---------------------------------
        Thomas F. Madison


    /s/ Nicholas J. Pyett             Chief Financial Officer (principal              May 27, 1998
 ---------------------------------    financial officer and principal
    /s/ Nicholas J. Pyett             accounting officer)

                                 INDEX TO EXHIBITS


EXHIBIT NO.  DESCRIPTION
        4.1 Form of Common Stock Certificate (Incorporated by reference from Exhibit 4.1 of the Company's Registration Statement on
             Form S-18, File No. 33-51456)

        5.1  Opinion of Jaffe, Raitt, Heuer & Weiss, Professional
             Corporation, as to legality of securities

       23.1  Consent of Coopers & Lybrand L.L.P., independent accountants

       23.2  Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
             (included in Exhibit 5.1)

       24.1 Power of Attorney (included on the signature page of this registration statement)

                                       II-5